EXHIBIT 10.15

FRAMEWORK AGREEMENT FOR MORTGAGE LOAN

between

L. Kellenberger & Co. AG, Heiligkreuzstrasse 28, 9009 St. Gallen

(hereinafter referred to as the “Borrower”)

and

CREDIT SUISSE AG

Mailing address: P.O. Box 358, 9001 St. Gallen

Contact address: St. Leonhardstrasse 3, 9000 St. Gallen

(the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 3,000,000.00 The amount of the credit facility is reduced by the sum of the amortizations and other loan repayments made.
Utilization

Within the limits of the available credit facility, the Borrower and the Bank mutually agree on one or more credit products and, if applicable, their fixed terms. For individual credit products, the fixed term can consist of an aggregate term that is divided into several partial terms.

The relevant agreements are made without complying with any requirements as to form; an oral agreement, in particular, is sufficient to be binding. The agreements will be confirmed by the Bank in writing, but without a signature.

Repayment / Prolongation

Fixed-term loans must be repaid at the end of the term or the aggregate term unless the Borrower has entered into a new agreement with the Bank at least two bank working days before this date. If no such agreement has been made and the framework agreement has not been terminated, the Bank is entitled, but not obliged, to convert the loan into an adjustable-rate mortgage; this is made known to the Borrower in writing, however without a signature.

For a credit product with an aggregate term, if the Borrower did not agree with the Bank a new partial term for the continued use of the product or the use of another mortgage product by three bank working days before the expiry of a partial term at the latest, the product is automatically prolonged with an adjusted interest rate (see “Interest Rate” below) and the same partial term, which may not, however, exceed the final date of the aggregate term

The mortgage amortization shall be CHF 150’000.00 per half year, the first time at 30 June 2012.

Amortization

If the final valuation of the mortgaged property shows a lower value than the current estimation, the Bank may request a higher installment than mentioned before. Otherwise, installments and method of payment as well as modifications to the amortization amount are mutually agreed. This agreement is made without complying with any requirements as to form; an oral agreement, in particular, is sufficient to be binding. The agreement will be confirmed by the Bank in writing, but without a signature.

Interest rate	The interest rate of loans that do not have a fixed term is determined by the Bank. The interest rate is based on the prevailing conditions in the money and capital markets, the risk assessment of the Bank and the margin determined by the Bank. The Bank may at any time and with immediate effect adjust the interest rate to reflect changes in these elements.

The interest rate of fixed-term loans is mutually agreed by the Borrower and the Bank. This agreement is made without complying with any requirements as to form; an oral agreement, in particular, is sufficient to be binding.

For credit products with an aggregate term, the calculation of the interest rate is based on the basic rate to be agreed (e.g. LIBOR) for the currency in question and the applicable partial term. The basic rate is increased by an agreed surcharge which takes account of the Bank’s margin as well as the risk assessment. In the event of automatic prolongation, the basic rate valid for the currency and new partial term in question and the surcharge for this basic rate apply.

The interest rates will be confirmed in each case in writing by the Bank but without a signature.

If the currently valid equity capital requirements are increased through measures by authorities or provisions of law, the Bank is entitled to increase the applicable interest rate by the amount of the resulting additional borrowing costs.

Interest due dates	March 31, June 30, September 30, and December 31, or in accordance with the separate agreements (see “Utilization” above)
Interest on arrears	If the Borrower does not pay the interest by the interest due date, an interest penalty of 2% above the agreed interest rate shall be paid as from the due date.
Interest payments and amortization payments

On the due date, interest payments and amortization payments shall be debited to an account with the bank.

The Borrower undertakes to make the applicable amount available in this account on the due date.

The Bank’s rights under the collateral agreement extend to cover any debit balance on such an account arising from the amounts debited for the interest payments or amortization payments.

Fees

The Bank may charge fees for reviewing, changing, monitoring and managing the credit facility and the individual loans as well as for extraordinary expenses. The Bank is entitled to introduce or amend fees at any time. The Bank will inform the Borrower of its fees and any amendments thereof in an appropriate manner. The applicable fees may be viewed at the Bank.

Mortgage collateral

Collateral Agreement: The Bank owns or acquires the creditors’ rights to the bearer, registered or paperless mortgage notes or bearer bonds with mortgage assignment given below (hereinafter: mortgage notes):

CHF 3’000’00.00 bearer mortgage note (“Inhaberschuldbrief”), first ranking bearer mortgage note, no prior ranking,

on the building at Gärtliszälg, 8590 Romanshorn, land register Romanshorn, land register No. 1668

Scope of security

The claims for capital payment from the mortgage notes provide the Bank with security for all claims against the Borrower(s) [as individual debtor(s) and/or joint debtor(s)] which arise from contracts already concluded or contracts to be concluded in the future within the scope of the business relationship with the Bank, as well as for all costs connected with such claims and their interest, as well as the commissions, fees, charges, costs, and early repayment penalties, etc. (hereinafter referred to as secured claims). In contrast, the interest on the mortgage note claims provides the Bank with security for all interest on the secured claims.

Multiple claims	In the event of multiple secured claims against one or several Borrowers, the Bank shall determine to which of these claims the mortgage notes or their realization proceeds are to be allocated.
Acknowledgement of debt

The Provider(s) of Collateral hereby explicitly acknowledge(s) his/ her/their personal (joint, in the event of several Providers of Collateral) financial liability arising from the mortgage notes assigned to the Bank amounting to the sum of the claims for capital payment, in addition to the current and three-year accrued interest. This acknowledgement of debt is valid irrespective of any stipulations in the mortgage deeds (if any). If the Provider(s) of Collateral is/are not the mortgage note debtor(s), he/she/they hereby declare joint and several liability for the debt to the extent detailed above. The interest rate of the mortgage note claims is stipulated to be 5%; should a higher interest or maximum interest rate have been determined for a mortgage note, this shall be regarded as the interest rate of the mortgage note claim.

Deed claims and credit claims	The Bank may enforce the mortgage note claims instead of the secured claims. The Bank is also entitled to enforce the secured claims prior to and independently of the mortgage note claims.
Calling in mortgage note claims

Should the Borrower default on at least one of the secured claims, the Bank is entitled to call in the mortgage notes with a period of notice of three months to the end of a month. Insofar as the Borrower(s) default(s) on the payment of interest or amortization, the Bank is entitled to call in the payment with immediate effect. This shall apply irrespective of any stipulations in the mortgage deeds (if any).

Increase and conver-sion of mortgage notes	In the event that a mortgage note is increased or converted into another type of mortgage note, this Agreement shall also apply.
Reassignment of mortgage notes

As soon as the Bank is no longer in possession of any secured claim(s) against the Borrower, the Bank is obliged to transfer the mortgage notes back to the Provider(s) of Collateral. Should a third party who has provided personal or tangible security (e.g. surety bond, third-party pledge) satisfy the Bank’s claims, the Bank shall be entitled to transfer the mortgage notes to this third party.

Financial Ratios

The Borrower’s adherence to the following financial ratios is mandatory:

Minimum Equity
The minimum equity means, (share capital, plus reserves, plus retained earnings, minus long term intercompany accounts, minus other intercompany accounts except intercompany trade accounts) must at no time fall below 35% of the balance sheet total assets (according to the auditors’ report in accordance with Swiss Auditing Standards) during the entire term of the credit relationship.

Borrower’s Affirmative Obligations

•                  Obligation to provide information

The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect ownership/control as well as other significant changes that could influence the Borrower’s financial situation.

In particular, the Borrower will submit the following documents to the Bank:

 •  2 month after completion of the building:

 • a final statement of building costs signed by the Borrower and the architect

 • the final building insurance assessment

 • 2-3 photographs of the building

 •  Quarterly:

 • Statements including balance sheet, income statement, bookings and actual backlog of the Borrower not later than 60 days after the end of each quarter.

 •  Annually:

 • Annual report including balance sheet, profit and loss statement as well as appendices and auditor’s report of the Borrower within six months after the end of each financial year.

 • Budget figures, including the capital expenditure budget of the Borrower within the first month of the budget year.

 • Group financial statements of Hardinge Inc. with auditors’ report within six months after the end of each financial year.

•                  Pari Passu
The Borrower undertakes to provide collateral for its current and future obligations vis-à-vis third parties in their favour only if the Borrower simultaneously provides the same collateral, or collateral accepted by the Bank as being equivalent, for all current and future obligations under this framework agreement.

Borrower’s Negative Obligations

•                  Negative Pledge Clause
The Borrower undertakes, to the extent permitted by law, to refrain from providing new or additional collateral in favour of a third party to secure existing or future liabilities or the Borrower or a third party except cash credits up to an amount of CHF 5’000’000.00 secured by mortgage notes (“Namenschuldbriefe”) on Land Register Biel no. 9443, Mohnweg 5, 2500 Biel/Bienne.

•                  The Borrower undertakes not to distribute any dividends in case of negative net profit during the entire term of the credit relationship.

•                  The Borrower undertakes to ensure that loans or other credits granted by the Borrower to any subsidiaries of Hardinge Inc., Elmira (USA), and/or shareholders and/or associated persons (i.e. all intercompanies) do not exceed CHF 10’000’000.00 cumulatively during the entire term of the credit relationship without the prior consent of the Bank.

•                  Furthermore, the Borrower informs the bank before granting any new loan to intercompanies above the sum of CHF 2’000’000.00.

Termination of the framework agreement

This framework agreement may be terminated by either party at any time with immediate effect. Upon termination of the framework agreement, maturing loans are not renewed and no new loans will be granted. However, loans that were previously agreed will remain unaffected by the termination of this framework agreement.

The termination of a loan granted under this framework agreement does not automatically result in the termination of the framework agreement.
Termination of individual loans Ordinary termination

Fixed-term loans granted under this framework agreement can not be terminated before the end of the term or the aggregate term, unless otherwise agreed in writing. Loans with unspecified terms can be terminated by either party at any time with 3 months’ notice.

Extraordinary termination

The Bank reserves the right to terminate all loans granted under this agreement with immediate effect at any time if:

 • the Borrower or pledgor goes bankrupt or is granted a bankruptcy moratorium;

 • the Borrower is in arrears on interest payments or mortgage amortizations for more than 30 calendar days after they are due;

 • the mortgaged property is insufficiently insured against fire and damage caused by natural hazards;

 • the value of the mortgaged property is significantly impaired, especially due to insufficient maintenance;

 • the use of the mortgaged property is altered without the Bank’s consent;

 • in the Bank’s view, asset and/or revenue situation of the Borrower or, in the case of more than one borrower, one of them has deteriorated significantly;

 • there has been a change in direct or indirect ownership/control in respect of the Borrower to the extent of 50 % ownership/control except for internal restructuring action within Hardinge Inc.;

 • there has been a change in direct or indirect ownership/control in respect of Hardinge Inc. to the extent of 50% ownership/control;

 • owing to default and/or maturity clauses, another loan or similar obligation entered into by the Borrower has been terminated early;

 • in the Bank’s view, the Borrower’s asset and/or revenue situation has deteriorated significantly;

Transfer of ownership or forced sale

In the event of transfer of ownership or forced sale of the mortgaged property, all claims in connection with this framework agreement shall fall due for repayment on the date of transfer of ownership or on the date of the public auction, as applicable.

Statement of costs in the event of early termination of fixed-term loans

If fixed-term loans are terminated prematurely before the end of the term or aggregate term, the Bank will credit or debit the Borrower with the interest gain or interest shortfall accrued thereon.

For credit products with a fixed term, the interest gain or interest shortfall is calculated based on the difference between the contractual interest rate which applies at the time of termination and the interest rate that, in the Bank’s view, can be earned at this date on a replacement investment with the same residual term on the money or capital markets for the outstanding credit amount.

For credit products with an aggregate term, the interest gain or interest shortfall for the remaining partial term is calculated in accordance with the above paragraph. In addition, the Borrower must pay the surcharge to the basic interest rate that applies on the date of termination for the remaining period until the end of the aggregate term.

Any surplus in favor of the Borrower is set off against the fee for the Bank’s expenses described below.

In addition a flat fee of 0.1% of the loan amount, but not less than CHF 1’000.00, is owed for the Bank’s expenses.

Insurance	The mortgaged property shall be adequately insured against fire and natural hazards.
Transferability

The Bank is authorized to transfer or assign all or any part of this loan relationship, with all collateral and ancillary rights, to a third party in Switzerland or abroad, for example, for the purposes of securitization or outsourcing. The right to further transfer the relationship or to transfer it back remains reserved.

The Bank may at any time make data and information associated with the loan relationship available to such a third party and other involved parties, such as rating agencies and trust companies; these parties shall be obliged to keep such information confidential. The Borrower expressly declares his/her agreement with the procedure described above.

Additional agreements and special contractual terms

The additional agreements that will be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed loan products (including the special contractual terms applicable to the individual loans) form an integral part of this framework agreement.

General Conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.
Place of performance

The place of performance is the location of the Swiss branch of the Bank with which the Borrower has a contractual relationship. For borrowers whose present or future domicile is outside Switzerland, the place of performance is also the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable law and place of jurisdiction

This framework agreement and the agreements based on this framework agreement are subject to and shall be construed in accordance with Swiss law. The Borrower recognizes the exclusive jurisdiction of the courts of Zurich or of the location of the branch of the Bank with which the contractual relationship exists. The Bank also has the right to bring legal action against the Borrower before any other competent court.

Issuance/Signing of Agreement	This framework agreement has been drawn up and signed in duplicate. The Borrower and the Bank each receive one copy.

CREDIT SUISSE AG	L. Kellenberger & Co. AG

/s/ Armin Sianer	/s/ Jurg Kellenberger
Armin Signer	Jurg Kellenberger

/s/ Christian Kunz	/s/ Peter Hursch
Christian Kunz	Peter Hursch
Borrower’s signature

St. Gallen, 20.12.2011	St. Gallen, 21.12.2011
Place and Date	Place and Date

“General Conditions incl. Safe Custody Regulations”